Exhibit 99.1
Press Release
For immediate release

Invesco Ltd. Nominates Sir Nigel Sheinwald
to Serve on the Board of Directors

CONTACT:  Jeaneen Terrio  212-278-9205  jeaneen.terrio@invesco.com

Atlanta, March 23, 2015  –  Invesco Ltd. today announced that Sir Nigel Sheinwald has been nominated to serve as a member of the Board of Directors.  Invesco’s shareholders will have the opportunity to vote on Sir Nigel’s nomination, along with certain other continuing directors standing for re-election, at Invesco’s Annual General Meeting of Shareholders scheduled to occur on May 14, 2015.

Sir Nigel was the British Ambassador to the United States from 2007 to 2012, before retiring from Her Majesty’s Diplomatic Service, where he served for more than 35 years.  Sir Nigel would commence service on the Board immediately following the upcoming Annual General Meeting if elected by Invesco’s shareholders.

“We are extremely pleased Sir Nigel has agreed to serve on the Invesco Board of Directors,” said Invesco Chairman of the Board, Ben Johnson.  “He will bring a unique global and governmental perspective to the Board’s deliberations through his extensive experience leading key international negotiations and policy initiatives.”

“Sir Nigel’s experience in the British Government will be an invaluable resource for advising the Board with respect to the many challenges and opportunities relating to regulatory affairs and government relations,” added Johnson.  “He brings a unique set of skills and experience which will be complimentary to that of our current Board members.”

With the addition of Sir Nigel, the Board would remain at nine members due to the planned retirement of J. Thomas Presby upon the conclusion of the upcoming Annual General Meeting.  Sir Nigel would also join the Audit, Compensation, and Nomination and Corporate Governance committees of the Board of Directors.

Prior to his service as British Ambassador to the United States, Sir Nigel served as Foreign Policy and Defence Adviser to the Prime Minister.  Before that, he served as British Ambassador and Permanent Representative to the European Union in Brussels from 2000 to 2003.  Sir Nigel joined the Diplomatic Service in 1976 and served in Brussels, Washington, Moscow, and in a wide range of policy roles in London.  In 2014, Sir Nigel was appointed by the Prime Minister as Special Envoy on intelligence and law enforcement data sharing to lead the effort to improve access to and sharing of law enforcement and intelligence data across international jurisdictions.  Sir Nigel also serves on the Board of Directors of Royal Dutch Shell plc and is a member of the Corporate and Social Responsibility Committee.  He is a senior advisor to the Universal Music Group, a non-executive director of the Innovia Group and a visiting professor and member of the Council at King’s College, London.  Additionally, he serves on the Advisory Boards of the Ditchley Foundation, BritishAmerican Business, Business for New Europe and the Campaign for British Influence in Europe.  Sir Nigel is an Honorary Bencher of the Middle Temple. He received his M.A. degree from Balliol College, University of Oxford, where he is now an Honorary Fellow.

About Invesco Ltd.
Invesco Ltd. is a leading independent global investment management firm, dedicated to helping investors worldwide achieve their financial objectives. By delivering the combined power of our distinctive investment management capabilities, Invesco provides a wide range of investment strategies and vehicles to our retail, institutional and high net worth clients around the world. Operating in more than 20 countries, the firm is listed on the New York Stock Exchange under the symbol IVZ. Additional information is available at www.invesco.com

Additional Information and Where to Find It
Invesco Ltd. intends to file with the Securities and Exchange Commission (the "SEC") a definitive proxy statement in connection with the election of certain nominees as directors and certain other matters to be considered by the shareholders of Invesco at its 2015 annual general meeting of shareholders. When completed, the definitive proxy statement will be sent or made available to the shareholders of Invesco Ltd. of record on March 16, 2015 and will contain important information about the proposed nominees for election as directors and the other matters to be considered at the 2015 annual general meeting of shareholders. BEFORE MAKING ANY VOTING DECISION, SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY AND IN ITS ENTIRETY BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED NOMINEES FOR ELECTION AS DIRECTORS AND CERTAIN OTHER MATTERS TO BE CONSIDERED AT THE 2015 ANNUAL GENERAL MEETING OF SHAREHOLDERS. This press release does not constitute a solicitation of any vote or approval.

Investors will be able to obtain these documents free of charge at the SEC's Web site (www.sec.gov) or at Invesco’s website (http://ir.invesco.com). In addition, documents filed with the SEC by Invesco Ltd. will be available free of charge from Invesco Ltd. by contacting the Corporate Secretary at company.secretary@invesco.com or by writing Invesco Ltd., Attn: Office of the Secretary, 1555 Peachtree Street, N.E., Atlanta, Georgia 30309.

Participants in the Solicitation
The directors, nominees for election as director and executive officers of Invesco Ltd. may be deemed "participants" in the solicitation of proxies from shareholders of Invesco in connection with the matters to be considered at the 2015 annual general meeting of shareholders. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the shareholders of Invesco in connection with such matters will be set forth in the definitive proxy statement to be filed with the SEC. In addition, you can find information about Invesco's executive officers and directors in its definitive proxy statement filed with the SEC on March 31, 2014.